UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 29, 2007
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50767 (Commission File Number)	04-3523569 (IRS Employer Identification No.)

60 Westview Street, Lexington, Massachusetts (Address of Principal Executive Offices)	02421 (Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On January 29, 2007, Critical Therapeutics, Inc. (the “Company”) entered into an exclusive license agreement (the “License Agreement”) with Innovative Metabolics, Inc. (“IMI”) under which the Company granted to IMI an exclusive worldwide license under patent rights and know-how controlled by the Company relating to the stimulation of the vagus nerve to make, use and sell products and methods covered by the licensed patent rights and know-how in the licensed field. The licensed field includes mechanical and electrical stimulation of the vagus nerve and excludes pharmacological modulation of a cholinergic receptor (including the nicotinic alpha-7 cholinergic receptor).
In consideration for the license, IMI agreed to pay the Company an initial license fee of $500,000 in cash following the completion of a financing by IMI that results in gross proceeds in excess of $5.0 million (the “Financing”). In addition, in connection with the Financing, IMI agreed to issue to the Company a number of shares of preferred stock of IMI equal to the number of shares of preferred stock that could be purchased for $500,000 in the Financing. The preferred stock issued to the Company will have a liquidation preference subordinate to the preferred stock issued in the Financing. Under the License Agreement, IMI also agreed to:
•	make a one-time milestone payment to the Company of $1.0 million upon the achievement of all regulatory approvals from the U.S. Food and Drug Administration or any foreign counterpart agency required for the marketing and sale in the applicable country of any product or method covered by the licensed patent rights;
•	pay the Company royalties based on net sales of licensed products and methods by IMI and its affiliates until the expiration of the patent rights covering the licensed product or method in the country of actual or intended use; and
•	pay the Company a percentage of any royalties, fees and payments actually received from third parties, with limited exceptions, in connection with sublicenses by IMI of its rights under the licensed patent rights and know-how.
The patent rights and know-how licensed by the Company to IMI include patent rights and know-how arising from research conducted by The Feinstein Institute for Medical Research, formerly known as The North Shore-Long Island Jewish Research Institute (“The Feinstein Institute”), under a sponsored research and license agreement, as amended (the “Sponsored Research Agreement”), that the Company entered into with The Feinstein Institute in January 2003. The research term under the Sponsored Research Agreement expires in December 2007. Under the Sponsored Research Agreement, the Company acquired an exclusive worldwide license to make, use and sell products covered by the patent rights and know-how arising from the sponsored research. The Feinstein Institute retained the right to make and use the licensed products in its own laboratories solely for non-commercial, scientific purposes and non-commercial research.
Under the License Agreement, IMI agreed to be responsible for specified obligations of the Company to The Feinstein Institute pursuant to the Sponsored Research Agreement. IMI agreed to financially support sponsored research under the Sponsored Research Agreement to the extent that the sponsored research is in the licensed field under the License Agreement. IMI also agreed to reimburse the Company for a portion of (1) amounts payable to The Feinstein Institute in connection with the filing of any U.S. patent application or issuance of a U.S. patent relating to the field of cholinergic anti-inflammatory technology and (2) minimum annual royalties payable to The Feinstein Institute beginning in the first year after termination of research activities under the Sponsored Research Agreement.

Each party has the right to terminate the License Agreement upon the occurrence of a material uncured default by the other party. IMI has the right to terminate the License Agreement at any time on 90-days prior written notice to the Company, provided that IMI pays a termination fee of $50,000 if it has not yet paid the $500,000 initial license fee. The Company has the right to terminate the License Agreement if IMI fails to sell or otherwise issue securities in the Financing on or before June 30, 2007.
Two founders of the Company, Kevin J. Tracey, M.D. and H. Shaw Warren, M.D., are founders of IMI. Dr. Warren served as a member of the Company’s Board of Directors until October 2006. Dr. Tracey is a member of the medical staff at The Feinstein Institute. In addition, the Company is a party to consulting agreements with Dr. Tracey and Dr. Warren. These consulting agreements terminate on January 1, 2008.
The License Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the Company refers you to such exhibit for the complete terms of the agreement. The complete terms of the License Agreement are incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2007	CRITICAL THERAPEUTICS, INC.
	By:	/s/ Frank E. Thomas
Frank E. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Exclusive License Agreement, dated as of January 29, 2007, between the Company and Innovative Metabolics, Inc.
*	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.